                                  SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, For Use of the
                                                Commission Only (as Permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
                         OLD KENT FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

OLD KENT LOGO
                      FINANCIAL CORPORATION
                      111 Lyon Street N.W.
                      Grand Rapids, Michigan 49503

                    Notice of Annual Meeting of Shareholders
--------------------------------------------------------------------------------

The annual meeting of shareholders of Old Kent Financial Corporation will be held in the Ambassador Ballroom of the Amway Grand Plaza Hotel, 187 Monroe Avenue N.W., Grand Rapids, Michigan, on Monday, April 20, 1998, at 10 a.m. local time, to consider and vote upon: (i) election of directors; (ii) approval of an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock; and (iii) such other business as may properly come before the meeting.

Shareholders of record at the close of business on February 20, 1998, are entitled to notice of and to vote at the meeting or any adjournment of the meeting. The following proxy statement and enclosed proxy are being furnished to shareholders on and after March 4, 1998.

                                           By Order of the Board of Directors,

                                           /s/ MARY E. TUUK

                                           Mary E. Tuuk
                                           Secretary

March 4, 1998

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING.
                   EVEN IF YOU EXPECT TO ATTEND THE MEETING,
                  PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY.

PROXY STATEMENT
-----------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                         OLD KENT FINANCIAL CORPORATION

                                 APRIL 20, 1998

This proxy statement and the enclosed proxy are being furnished to holders of Common Stock, $1 par value, of Old Kent Financial Corporation ("Old Kent") on and after March 4, 1998, in connection with the solicitation of proxies by the Old Kent board of directors for use at the annual meeting of Old Kent shareholders to be held on April 20, 1998, and at any adjournment of that meeting. The annual meeting will be held in the Ambassador Ballroom of the Amway Grand Plaza Hotel, 187 Monroe Avenue N.W., Grand Rapids, Michigan, 49503, at 10 a.m. local time.

The purpose of the annual meeting is to consider and vote upon: (i) election of directors; (ii) approval of an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock; and
(iii) such other business as may properly come before the meeting. If a proxy in the form distributed by Old Kent is properly executed and returned to Old Kent, the shares represented by that proxy will be voted at the annual meeting of Old Kent shareholders and at any adjournment of that meeting. Where a shareholder specifies a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all nominees named in this proxy statement, for approval of the amendment to Old Kent's Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, and in accordance with the judgment of the persons named as proxies with respect to any other matter that may come before the meeting.

A proxy may be revoked at any time prior to its exercise by written notice delivered to the Secretary of Old Kent or by attending and voting at the annual meeting.

Solicitation of proxies will be made initially by mail. Old Kent's directors, officers and employees may also solicit proxies in person, by telephone, or by facsimile without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Old Kent has engaged Corporate Investor Communications, Inc. at an estimated cost of $5,500 to assist in solicitation of proxies from brokers and other nominee shareholders. All expenses of solicitation of proxies will be paid by Old Kent.

ELECTION OF DIRECTORS

The board of directors proposes that the following nominees be elected as directors for terms expiring at the annual meeting to be held during the year indicated below:

NOMINEE                                                      TERM EXPIRING IN
-----------------------------------------------------------------------------
John D. Boyles                                                     2001
Richard M. DeVos, Jr.                                              2001
Kevin T. Kabat                                                     2001
John P. Keller                                                     2001
David J. Wagner                                                    2001
Margaret Sellers Walker                                            2001
Robert H. Warrington                                               2000

A plurality of the shares voting is required to elect directors. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will not be counted as shares voted, and the number of shares of which a plurality is required will be reduced by the number of shares not voted.

The proposed nominees are willing to be elected and to serve. In the event that any nominee is unable to serve or is otherwise unavailable for election, which is not contemplated, the incumbent Old Kent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, all proxies will be voted for the person so selected. If a substitute nominee is not selected, all proxies will be voted for the election of the remaining nominees. Proxies will not be voted for a greater number of persons than the number of nominees named.

                      YOUR BOARD OF DIRECTORS RECOMMENDS A
                 VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS

AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION

The board of directors proposes to amend Article III of Old Kent's Restated Articles of Incorporation to increase Old Kent's authorized capital. The proposed amendment would increase the number of authorized shares of Common Stock, $1 par value ("Common Stock"), from 150 million shares to 300 million shares. The board of directors believes that an increase in Old Kent's authorized shares of Common Stock is in the best interests of Old Kent and its shareholders.

As of December 31, 1997, Old Kent had 92,779,772 shares of Common Stock outstanding, and 6,180,119 shares of Common Stock reserved for issuance under a variety of existing authorizations. A total of 51,040,109 shares of authorized Common Stock, representing 51.6% of issued and reserved shares and 34.0% of the total number of authorized shares of Common Stock, remained unissued and unreserved at December 31, 1997.

The board of directors believes that it is in the best interests of Old Kent and its shareholders to have an adequate pool of authorized but unissued shares for use in stock dividends, stock splits, acquisitions, employee compensation and incentive programs, stock offerings and other corporate purposes. Old Kent has an established history of regular annual stock dividends and occasional stock splits. Most recently, Old Kent paid a two-for-one stock split on December 15, 1997. This stock split reduced Old Kent's pool of authorized but unissued and unreserved shares of Common Stock to a considerable degree. Although the board of directors has no present plans or expectations as to if and when further stock splits would be declared, the present pool of authorized but unissued and unreserved shares of Common Stock would be inadequate for it to declare another comparable stock split in the future. Additional authorized shares are now requested so that further stock dividends and stock splits could be declared and paid, when, as and if declared by the board of directors in the future. Additional shares of Common Stock could be authorized by the board of directors and issued in a manner that could make it more difficult for another party to acquire control of Old Kent. Old Kent management is not aware of any pending proposal to acquire control of Old Kent as of the date of this proxy statement.

Growth through acquisition has been and continues to be an important element of Old Kent's strategy. Old Kent also has an established history of acquiring other bank holding companies, banks and other businesses in transactions in which Old Kent Common Stock is issued as consideration. Old Kent management regularly considers further business acquisitions. Old Kent management believes that it is in the best interests of Old Kent and its shareholders to have an adequate pool of authorized but unissued Common Stock available to be used as consideration in future business acquisitions.

The board of directors has no present plans with respect to issuing the increased authorized shares of Common Stock if this proposal is approved. Except in limited circumstances, no further shareholder authorization would be required prior to the issuance of such shares by Old Kent.

All of the additional shares resulting from the increase would be Common Stock of the same class, and with the same dividend, voting and liquidation rights, as the shares of Common Stock presently outstanding. Shareholders have no preemptive rights to acquire Common Stock issued by Old Kent. Issuance of additional shares of Common Stock under some circumstances could dilute the voting rights, equity and earnings per share of existing shareholders.

An affirmative vote of the shareholders holding a majority of all outstanding shares is required to approve the proposed amendment to the Restated Articles of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted have the same effect as a vote against the proposal.

                   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
                    FOR APPROVAL OF THIS PROPOSED AMENDMENT

VOTING SECURITIES

Holders of record of Old Kent Common Stock at the close of business on February 20, 1998, will be entitled to vote at the annual meeting of shareholders on April 20, 1998, and any adjournment of that meeting. As of February 20, 1998, there were 91,696,375 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each matter presented for shareholder action.

The following table sets forth information concerning the number of shares of Common Stock held as of December 31, 1997, by the only shareholder who is known to Old Kent management to have been the beneficial owner of more than 5% of the outstanding shares of Common Stock as of that date:

                                                          AMOUNT AND NATURE OF
                                                         BENEFICIAL OWNERSHIP(1)
                                             -----------------------------------------------
                                               SOLE VOTING      SHARED VOTING       TOTAL
                                             AND DISPOSITIVE    OR DISPOSITIVE    BENEFICIAL    PERCENT
  NAME AND ADDRESS OF BENEFICIAL OWNER            POWER            POWER(2)       OWNERSHIP     OF CLASS
--------------------------------------------------------------------------------------------------------
Old Kent Bank
  111 Lyon Street N.W.
  Grand Rapids, Michigan 49503 (3)            2,746,836          6,742,963        9,489,799     10.2%

-------------------------
Footnotes begin on page 4.

The following table shows certain information concerning the number of shares of Common Stock held as of December 31, 1997, by each of Old Kent's directors and nominees for director, each of the officers named in the Summary Compensation Table on page 15, and all of Old Kent's directors and executive officers as a group:

                                           AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                ------------------------------------------------------------------
                                  SOLE VOTING       SHARED
                                      AND          VOTING OR                              TOTAL      PERCENT
                                  DISPOSITIVE     DISPOSITIVE     STOCK      DEFERRED   BENEFICIAL      OF
NAME OF BENEFICIAL OWNER             POWER         POWER(2)     OPTIONS(4)   STOCK(5)   OWNERSHIP     CLASS
-------------------------------------------------------------------------------------------------------------
R. L. Antonini                            --            230           --       3,594        3,824         *
J. M. Bissell                         17,673             --           --       5,472       23,145         *
J. D. Boyles                          77,176             --           --          --       77,176         *
W. P. Crawford                            --         16,968           --          --       16,968         *
R. M. DeVos, Jr.                      16,658             --           --          --       16,658         *
W. G. Gonzalez                           793             --           --       4,372        5,165         *
J. P. Hackett                             --            858           --          --          858         *
E. Hanka                                  --          3,721           --       5,262        8,983         *
E. D. Holton                           7,748         12,124           --      29,946       49,818         *
R. L. Hooker                           5,703          5,353           --          --       11,056         *
M. J. Jandernoa                       11,562             --           --          --       11,562         *
K. T. Kabat(6)                        35,102          8,456       45,792          --       89,350         *
F. P. Keller                          14,636             --           --          --       14,636         *
J. P. Keller                          12,834             --           --          --       12,834         *
H. G. Meijer                             440         16,646           --         349       17,435         *
P. A. Pierre                           2,426          2,330           --          --        4,756         *
P. M. Quinn                            1,831             --           --          --        1,831         *
R. L. Sadler                          24,999        246,538       39,726      41,711      352,974         *
M. J. Schlack                          2,258             --           --          --        2,258         *
P. F. Secchia                        150,276          3,170           --       8,643      162,089         *
B. P. Sherwood, III                  124,772            380           --      44,122      169,274         *
D. J. Wagner                          83,272         20,322      213,904      64,591      382,089         *
M. Sellers Walker                        100             --           --          --          100         *
R. H. Warrington(6)                   42,409          5,732       41,386          --       89,527         *
All directors and executive
  officers as a group              1,194,085        453,582      593,510     238,089    2,479,266      2.66%

-------------------------
 *  Less than 1%

(1) The numbers of shares stated are based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or dispositive power with respect to the security. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in fiduciary capacities by Old Kent Bank are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of Old Kent may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by Old Kent Bank to some degree, but disclaim beneficial ownership of these shares. Old Kent and Old Kent Bank disclaim beneficial ownership of shares held by Old Kent Bank in fiduciary capacities.

(2) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

(3) These numbers consist of shares held in various fiduciary capacities through the trust department of Old Kent Bank. Old Kent Bank also holds in various fiduciary capacities through its trust department a total of 2,860,691 shares over which it does not have or share voting or dispositive power. Old Kent, Old Kent Bank, and their respective directors and officers disclaim beneficial ownership of these shares.

(4) These numbers include shares that may be acquired through the exercise of stock options. All stock options shown may be exercised within 60 days.

(5) The numbers of shares shown in this column for officers represent shares credited to the officer's account under the Deferred Stock Compensation Plan. Under that plan, each officer is unconditionally entitled to receive stock at the end of a deferral period, but has no present voting or dispositive power over those shares. The numbers of shares shown in this column for directors who are not officers represent shares credited to the director's account under the Old Kent Directors' Deferred Compensation Plan. Under that plan, the director is unconditionally entitled to receive stock (or, at Old Kent's option, cash of equivalent value) upon termination of board service, but has no present voting or dispositive power of those shares.

(6) The numbers shown include shares of restricted stock granted under the Restricted Stock Plan of 1987 or similar special arrangements. The indicated officer has no present dispositive power over these shares and these shares are subject to forfeiture upon termination of employment under certain circumstances.

BOARD OF DIRECTORS

The Old Kent board of directors presently consists of 22 persons. The board of directors is divided into 3 classes that are as nearly equal in number as possible. Except as provided below, each director is a member of a class that has a term of office of 3 years, with the term of office of one class expiring at the annual meeting of shareholders in each successive year. Mr. Warrington is nominated for election to a shorter term to fill a vacancy in the class of directors with terms ending in 2000.

Biographical information concerning nominees for election to the board of directors and existing directors whose terms of office will continue after the annual meeting is presented below. Except as otherwise indicated, all directors and nominees have had the same principal employment for over 5 years. Each Old Kent director has also been a director of Old Kent Bank since 1997, unless otherwise indicated.

NOMINEE FOR A TERM EXPIRING IN 2000

ROBERT H. WARRINGTON (age 50) is Vice Chairman of Old Kent and Chairman and Chief Executive Officer of Old Kent Mortgage Services, Inc. and Old Kent Mortgage Company. He has been a director of Old Kent and Old Kent Bank since February 1, 1998. He was named Senior Executive Vice President of Old Kent in 1997. Previously, Mr. Warrington was President of Old Kent Mortgage Services, Inc. and Old Kent Mortgage Company from 1993 to 1997, Executive Vice President of Old Kent and Old Kent Bank from 1995 to 1997, and Senior Vice President of Old Kent Bank from 1988 to 1993.

NOMINEES FOR TERMS EXPIRING IN 2001

JOHN D. BOYLES (age 63) has been a director of Old Kent since 1985. He is an attorney with the firm of Verspoor, Waalkes, Lalley, Slotsema & Talen, P.C.

RICHARD M. DEVOS, JR. (age 42) has been a director of Old Kent since 1994. He is President of Amway Corporation, a direct selling company that manufactures and markets home care, personal care and health and fitness products. He is also owner and Chairman of the Board of The Windquest Group, a multi-company management group, and, with his family, an owner of The Orlando Magic, a National Basketball Association franchise. Mr. DeVos served as a director of Old Kent Bank from 1987 until his appointment to the Old Kent board in 1994. He is also the President and a director of Amway Asia Pacific Ltd. and Chairman and a director of Amway Japan Limited.

KEVIN T. KABAT (age 41) is Vice Chairman of Old Kent and President of Old Kent Bank. He has been a director of Old Kent since February 1, 1998 and a director of Old Kent Bank since 1997. He was named Senior Executive Vice President of Old Kent and Chief Operating Officer of Old Kent Bank in February 1997. Previously, Mr. Kabat was Senior Vice President of Old Kent from 1990 until 1995 and Executive Vice President of Old Kent from 1995 to 1997.

JOHN P. KELLER (age 58) has been a director of Old Kent since 1988. He is President of Keller Group, Inc., a diversified manufacturer. Mr. Keller is also a director of A.M. Castle, Co. and Castle Energy Corporation.

DAVID J. WAGNER (age 43) is Chairman of the Board, President and Chief Executive Officer of Old Kent and Chairman of the Board and Chief Executive Officer of Old Kent Bank. He has been a director of Old Kent since 1992. Mr. Wagner was appointed by the board of directors to assume the position of President effective March 1, 1994, the position of Chief Executive Officer effective March 1, 1995, and the position of Chairman of the Board effective November 1, 1995. He was Executive Vice President of Old Kent from 1991 until 1994, President of Old Kent Bank from 1986 until 1994, Chief Executive Officer of Old Kent Bank from 1989 until 1995, and he has been a director of Old Kent Bank since 1986. Previously, he served Old Kent in various other executive capacities. Mr. Wagner is also a director of Autocam Corporation.

MARGARET SELLERS WALKER (age 62) has been a director of Old Kent since 1997. She is a Professor of Public Administration at Grand Valley State University. From 1987 to 1993, Ms. Sellers Walker was Assistant City Manager of the City of Grand Rapids, Michigan. Ms. Sellers Walker has been a director of Old Kent Bank since 1993.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 1999

RICHARD L. ANTONINI (age 55) has been a director of Old Kent since 1997. He is the Chairman, President and Chief Executive Officer and a director of Foremost Corporation of America, a specialty property and casualty insurer. Mr. Antonini has been a director of Old Kent Bank since 1988.

WILLIAM G. GONZALEZ (age 57) has been a director of Old Kent since 1997. He is Chief Health System Officer of Spectrum Health, an integrated regional healthcare network providing health and medical services and managed care options. Previously, Mr. Gonzalez was President and Chief Executive Officer of Butterworth Health Corporation. Mr. Gonzalez has been a director of Old Kent Bank since 1994.

HENDRIK G. MEIJER (age 46) has been a director of Old Kent since 1997. He is Co-Chairman of Meijer, Inc., a food and general merchandise retailer. Mr. Meijer has been a director of Old Kent Bank since 1989.

PERCY A. PIERRE (age 59) has been a director of Old Kent since 1992. He is Professor of Electrical Engineering at Michigan State University. He was previously Vice President for Research and Graduate Studies at MSU until 1995. Dr. Pierre is also a director of CMS Energy Corporation and Whitman Education Group, Inc.

MARILYN J. SCHLACK (age 61) has been a director of Old Kent since 1997. She is the President of Kalamazoo Valley Community College. Dr. Schlack has been a director of Old Kent Bank since 1995.

PETER F. SECCHIA (age 60) has been a director of Old Kent since 1993. He is Chairman of the Board and a director of Universal Forest Products, Inc., a manufacturer and distributor of building supplies. From 1989 until 1993, he was United States Ambassador to Italy. Mr. Secchia previously served as a director of Old Kent Bank in 1988 and 1989.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2000

WILLIAM P. CRAWFORD (age 54) has been a director of Old Kent since 1997. He is President and Chief Executive Officer of Steelcase Design Partnership, a manufacturer of office systems and subsidiary of Steelcase Inc. Mr. Crawford has been a director of Old Kent Bank since 1988. Mr. Crawford is a director of Steelcase Inc.

JAMES P. HACKETT (age 42) has been a director of Old Kent since 1995. Mr. Hackett is President and Chief Executive Officer and a director of Steelcase Inc., a manufacturer of office systems. He was Executive Vice President and Chief Operating Officer of Steelcase U.S. from August 1994 until December 1994, Executive Vice President of Steelcase Ventures from April 1994 until August 1994, and President of Turnstone Inc. (a Steelcase subsidiary) from August 1993 until April 1994. Previously, he served Steelcase in various other executive capacities.

ERINA HANKA (age 55) has been a director of Old Kent since 1995. Ms. Hanka is President of Suspa Inc., a manufacturer of gas cylinders for various applications within the automotive, office furniture, and electronics industries. Ms. Hanka also served as a director of Old Kent Bank from 1988 until her election to the Old Kent board in 1995.

EARL D. HOLTON (age 64) has been a director of Old Kent since 1985. He is President of Meijer, Inc., a food and general merchandise retailer. Mr. Holton is also a director of CMS Energy Corporation.

MICHAEL J. JANDERNOA (age 47) has been a director of Old Kent since 1993. He is Chairman of the Board and Chief Executive Officer and a director of Perrigo Company, a manufacturer and marketer of store brand health and personal care products. Mr. Jandernoa also served as a director of Old Kent Bank from 1987 until his appointment to the Old Kent board in 1993.

FRED P. KELLER (age 53) has been a director of Old Kent since 1997. He is Chairman and Chief Executive Officer of Cascade Engineering, Inc., a manufacturer of plastic injection molded automotive, seating and container products. Mr. Keller has been a director of Old Kent Bank since 1987.

The Old Kent board of directors has four standing committees:

     EXECUTIVE COMMITTEE. The Executive Committee may exercise all powers and authority of the board of directors in the management of the business and affairs of Old Kent, except to the extent that delegation is prohibited by law. Messrs. Bissell, Holton, Kabat, J. Keller, Wagner, and Warrington presently serve on this committee. The Executive Committee met 1 time during 1997.

     AUDIT COMMITTEE. The duties of the Audit Committee are to (i) cause suitable examinations of the financial records and operations of Old Kent and its subsidiaries to be made by the internal auditor of Old Kent through a program of continuous audits, (ii) recommend to the board of directors the employment of independent public accountants to audit the financial statements of Old Kent and its subsidiaries and make such additional examinations as the committee deems advisable, (iii) review reports of examination of Old Kent and its subsidiaries received from regulatory authorities, and (iv) report to the board of directors at least once each calendar year the results of examinations made and such conclusions and recommendations as the committee deems appropriate. Mr. Boyles, Mr. Antonini, Mr. Hackett, Dr. Schlack, and Ms. Sellers Walker serve on this committee. The Audit Committee met 4 times during 1997.

     COMPENSATION COMMITTEE. The Compensation Committee administers Old Kent's various officer and employee compensation, benefit and retirement plans. This committee also reviews key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the board of directors. Directors who are also employees of Old Kent or its subsidiaries and who may participate in the plans that this committee administers may not serve on this committee. Messrs. Bissell, Holton, Jandernoa and J. Keller are presently members of this committee. The Compensation Committee met 3 times during 1997.

     COMMITTEE ON DIRECTORS. The Committee on Directors proposes and considers suggestions as to candidates for the board of directors, reviews director attendance, reviews and recommends board policies and procedures, and reviews and recommends to the board modifications to the directors' compensation and retirement policy. Mr. Crawford, Mr. DeVos, Mr. Holton, Mr. Jandernoa, Dr. Pierre and Mr. Wagner presently serve on this committee. The Committee on Directors met 2 times during 1997. The Committee on Directors will consider candidates suggested by shareholders for nomination by the board of directors. A shareholder wishing to make a suggestion should submit that suggestion in writing to Mr. David J. Wagner, Old Kent's Chairman of the Board, President and Chief Executive Officer.

A shareholder of record of shares of a class entitled to vote at any annual meeting of shareholders or at any special meeting of shareholders called for election of directors (an "Election Meeting") may make a nomination at the Election Meeting if, and only if, that shareholder has first delivered, not less than 120 days prior to the date of the Election Meeting in the case of an annual meeting, and not more than 7 days following the date of notice of the Election Meeting in the case of a special meeting, a notice to the Secretary of Old Kent setting forth with respect to each proposed nominee: (i) the name, age, business address and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the number of shares of capital stock of Old Kent that are beneficially owned by the nominee; (iv) a statement that the nominee is willing to be nominated and to serve; and (v) such other information concerning the nominee as would be required under the rules of the Securities and Exchange Commission to be included in a proxy statement soliciting proxies for the election of the nominee.

During 1997, the Old Kent board of directors held 7 meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of Old Kent's board of directors reviews Old Kent's key personnel policies and programs, including individual salaries of executive officers, and submits recommendations to the board of directors. Directors who are also employees of Old Kent or its subsidiaries do not serve on this committee.

Old Kent has engaged a nationally recognized compensation consulting firm to assist the Compensation Committee and the board of directors to formulate compensation policies and determine appropriate compensation levels. This firm reports directly to the Compensation Committee.

Superior financial performance is Old Kent's primary business objective. Long-term relative total return to shareholders is considered by Old Kent to be the primary measure of financial performance. Old Kent focuses on maintaining and improving its return on equity as a means of achieving the highest possible relative total return to shareholders.

For compensation purposes, Old Kent compares itself to a peer group of companies that is selected annually at the beginning of the year based on the recommendations of its consulting firm and may change from year to year. The peer group selected for 1997 included 30 bank holding companies with assets in the $8 billion to $29 billion range as of December 31, 1997, with emphasis placed on regional bank holding companies. Of these 30 companies, 22 are included among the companies comprising the KBW 50 Index presented in the Stock Performance table below. For comparison purposes, the companies with the highest and lowest returns on equity are eliminated. Members of the group may also be eliminated if, as a result of an acquisition or other extraordinary transaction, they are no longer representative. For the year ended December 31, 1997, Old Kent's return on equity was 17.55%, compared to a median return on equity of 16.54% for other members of the peer group. Old Kent's return on equity was the 7th highest of the 28 companies included in its peer group for comparison purposes.

The Compensation Committee has broad discretionary authority to determine and recommend compensation and benefits. The Compensation Committee intends base cash compensation and benefits to be competitive. Base compensation is considered to be competitive if it is at or near the 50th percentile. To attract and retain management talent, the Compensation Committee generally seeks to provide base compensation and benefits at or near the 50th percentile of the peer group, although the Compensation Committee may approve higher or lower compensation or benefits if it considers deviation from the norm to be appropriate.

Old Kent also provides short- and long-term incentive compensation programs to encourage superior performance. It is Old Kent's policy that above average compensation will be paid for above average performance.

Annual bonuses under Old Kent's short-term incentive compensation program are intended to reward executives for achieving specific goals, motivate executives to work more effectively, and focus executives' attention on specific areas of major importance. Annual incentive bonuses may be paid, in cash, based on performance against specific corporate, business unit and individual criteria. Corporate performance is measured entirely by return on equity. Business unit performance is measured against specific criteria that vary from unit to unit. These criteria are recommended by senior management and approved by the Compensation Committee at the beginning of each year, and may include factors such as net income growth, loan quality improvement, increases in operating efficiency, and completion of specified strategic actions. Individual performance criteria are tailored to an individual's job description and relate to achieving specified goals in that position. Individual performance criteria are determined at the beginning of each year in a dialogue between the individual and an executive officer, and generally involve highly specific individual goals and tasks that vary widely from individual to individual. The Chief Executive Officer's annual incentive bonus is based entirely on corporate performance. The annual incentive bonuses of other executive officers named in this proxy statement are based on allocations of corporate, business unit and individual performance components that vary from individual to individual based on position and function.

Each executive officer is assigned a target bonus amount at the beginning of each year. The amount of the target bonus is determined by the Compensation Committee, in its discretion, based in part on recommendations of senior management and consultation with Old Kent's compensation consultants. Target bonuses in 1997 were equal to 60% of base compensation for the Chief Executive Officer and

50% of base compensation for all other executive officers named in this proxy statement. At the end of each year, a bonus may be awarded to each executive officer in an amount that is equal to, greater than, or less than the target bonus based on an assessment of performance against the criteria previously specified for that officer. This evaluation considers corporate performance and, if applicable to an officer's specified performance criteria, a discretionary assessment of business unit performance and individual performance. Under Old Kent's present policies, no executive officer may be paid a bonus that is greater than 150% of his or her target bonus.

In 1995, Old Kent adopted a one-time incentive performance plan in connection with its reengineering program. That plan was intended to motivate the participants in the reengineering program and reward team performance in achieving the goals of reengineering. Eligibility for this plan was limited to officers participating in Old Kent's 1995 annual short-term incentive plan. All executive officers named in the Summary Compensation Table appearing in this proxy statement are participants in the plan. Each participant is eligible to receive a supplemental cash bonus based on his or her target award under the 1995 short-term annual incentive plan. Each participant was awarded a bonus for 1997 equal to 150% of his or her 1995 reengineering incentive plan target award because Old Kent's return on equity was in the first quartile of its peer group for 1997. No bonuses will be paid under this plan for years after 1997.

Long-term incentives are provided to reward executives for increasing shareholder value and to counterbalance potential for overemphasis on short-term results. All of Old Kent's long-term incentive programs involve stock options or stock awards. Stock ownership by executive officers is considered to be very important. Through use of stock as a medium for compensation, executives' long-term incentives are tied to shareholder value.

It has been Old Kent's historical practice to grant deferred stock compensation awards, restricted stock awards, and stock options to executive officers annually at levels determined with reference to fixed percentages of base salary. The Compensation Committee believes, however, that Old Kent's historical practice has become more heavily weighted toward restricted stock and deferred stock grants and less heavily weighted toward stock options than is the prevailing practice among comparable U.S. corporations. The Compensation Committee has approved a shift in compensation policy that will place greater emphasis on a portfolio approach to equity-based compensation in the future. The Compensation Committee intends to modify its historical practice so that executive officers in general will receive and hold stock options and restricted and deferred stock in the future in proportions that better reflect Old Kent's increased emphasis on rewarding executive officers for corporate performance and long-term enhancement of shareholder value.

In order to implement this shift in compensation policy, it is expected that normal long-term performance awards in 1998 will consist entirely of nonqualified stock options that vest over time. Old Kent will continue to maintain its capacity to award restricted stock and deferred stock compensation, but during a transitional period it is expected that such awards will be used only for special purposes, such as hiring grants and special awards. The Compensation Committee intends to review its compensation policies and the results of those policies on a regular basis to maintain an appropriate mix of stock-based compensation and to evaluate Old Kent's ongoing competitiveness in the marketplace.

For Old Kent, 1997 was a year of management transition. In 1997, two of the senior executive officers named in the Summary Compensation Table announced that they would retire in 1998, and Old Kent has announced their successors. Stock options and restricted stock awards to Old Kent's recently promoted senior executive officers were determined by the Compensation Committee, with the advice of its consulting firm, based on a judgmental analysis of peer group practice, recognition of promotions, and the increased emphasis on performance-based stock compensation. All stock options were granted at prices equal to the fair market value of Common Stock at the date of grant. Stock options awarded to the Chief Executive Officer and certain other continuing senior executive officers vest in three equal annual installments. Stock options awarded to other executive officers were fully vested at the date of grant.

Mr. Wagner's base salary for 1997 was fixed at a level that was intended to approximate the 50th percentile of base compensation paid to chief executive officers by other bank holding companies in Old Kent's peer group. An annual incentive bonus was also paid for 1997 under the Executive Incentive Bonus Plan. Under the Executive Incentive Bonus Plan, bonuses are based entirely on corporate performance. Corporate performance is determined with reference to a comparison of Old Kent's return on equity to that of Old Kent's peer group and to predetermined target levels set by the Compensation Committee. The bonus paid to Mr. Wagner for 1997 was 150% of his target bonus, reflecting the fact that Old Kent had a return on equity that was in the top quartile of its peer group in 1997.

Long-term incentive compensation awarded to Mr. Wagner in 1997 included an award under the Deferred Stock Compensation Plan and a grant of stock options. His award under the Deferred Stock Compensation Plan was set at a level equal in value to 45% of his annual salary. The stock options granted permit him to purchase 30,000 shares of Old Kent Common Stock (before adjustment for the stock dividend and stock split paid in 1997) at market value as of the date of grant. These stock options vest in three equal installments, on the date of grant and the first and second anniversaries of the date of grant. These awards were determined by the Compensation Committee in its discretion after considering corporate performance, peer group practice, recommendations of compensation consultants, and Old Kent's increased emphasis on performance-based stock compensation.

Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Compensation Committee and the Board of Directors view Section 162(m) as a consideration but not a constraint on compensation policy and may approve compensation that is not tax deductible. Old Kent's Executive Stock Incentive Plan of 1997 and Executive Incentive Bonus Plan, both of which were approved by shareholders, have been designed to provide performance based compensation that is not subject to a loss of deduction under Section 162(m). Old Kent had no compensation deduction disallowed for 1997 under Section 162(m).

During 1997, all recommendations of the Compensation Committee were unanimously approved by the board of directors without modification.

                                          Respectfully submitted,

                                          John M. Bissell, Chairman
                                          Earl D. Holton
                                          Michael J. Jandernoa
                                          John P. Keller

STOCK PERFORMANCE

The long and short run total return on an investment in Old Kent Common Stock compares favorably with the long and short run total returns on both broad-based stock market indices and indices comprised of bank holding companies. The following graphs compare the performance of Old Kent Common Stock with the S&P 500 index and the KBW 50, an index comprised of fifty large bank holding companies. The total return as shown on these graphs is measured using both stock price appreciation and the effect of continuous reinvestment of dividends. The first graph displays the December 31, 1997 value of an initial $100 investment in Old Kent Common Stock made one, five, and ten years prior to December 31, 1997. This graph indicates that in each of these three time periods, the total return on an investment in Old Kent Common Stock surpassed that of the S&P 500, was similar to that of the KBW 50 in the five year measure, exceeded the KBW 50 in 1997, and was 41% better than the KBW 50 for the past ten year period.

                      ONE, FIVE AND TEN YEAR TOTAL RETURNS

                                 [BAR CHART]

                      1 Year             5 Years             10 Years
Old Kent              $178               $317                 $1,001
KBW 50                $146               $332                 $  711
S&P 500               $133               $252                 $  525


The following graph compares the cumulative total shareholder return on Old Kent Common Stock to the Standard & Poor's 500 Stock Index and the KBW 50 Index over a five year period, as required by Securities and Exchange Commission regulations. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The KBW 50 Index is a market capitalization weighted bank stock index published by Keefe, Bruyette & Woods, Inc., an investment banking firm that specializes in the banking industry. The KBW 50 Index is composed of 50 money center and regional bank holding companies, including 22 of the 30 regional bank holding companies in the peer group used by Old Kent for compensation purposes (see the Compensation Committee Report on Executive Compensation above). The Standard & Poor's 500 Stock Index and the KBW 50 Index both assume dividend reinvestment. Cumulative total return is measured by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the share price at the end and the beginning of the measurement period by the share price at the beginning of the measurement period.

                               STOCK PERFORMANCE
                             Five-Year Total Return

        Measurement Period
      (Fiscal Year Covered)               OKEN              KBW 50             S&P 500
1992                                            100.0              100.0              100.0
1993                                             91.1              105.5              110.1
1994                                             95.6              100.2              111.5
1995                                            141.3              160.4              153.5
1996                                            177.8              226.9              188.7
1997                                            317.3              331.7              251.6

The dollar values for total shareholder return plotted in the graph above are shown in the table below:

                         OKEN     KBW 50    S&P 500
---------------------------------------------------
1992                     100.0    100.0     100.0
1993                     91.1     105.5     110.1
1994                     95.6     100.2     111.5
1995                     141.3    160.4     153.5
1996                     177.8    226.9     188.7
1997                     317.3    331.7     251.6

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Old Kent's compensation and benefit programs for its executive officers include the following components:

     SALARY. Old Kent's objective is to provide base pay at levels that are competitive with its peer group of bank holding companies.

     BONUS. All executive officers are participants in an annual incentive plan. Under that plan, the Compensation Committee and senior management establish a target award and a set of performance factors, that may include various elements of corporate, business unit and individual performance for each executive officer. A bonus may be paid in cash at the end of the year based on an assessment of performance against the designated factors.

     LONG-TERM INCENTIVES. To provide executive officers with long-term incentives, it is the practice of Old Kent to grant stock options, and it has been the practice of Old Kent to award shares as deferred stock compensation or restricted stock. All stock options are granted at prices equal to the fair market value of the subject stock at the date of grant. The purposes of these long-term incentives are to reward executives for achieving longer-term strategic goals, to retain executives, to protect against too much emphasis on short-term results, to provide a means for capital accumulation, and to promote stock ownership.

     RETIREMENT BENEFITS. Old Kent provides all eligible employees retirement benefits under the qualified Old Kent Retirement Income Plan. In addition, employees are offered an opportunity to save for retirement, with savings supplemented by Old Kent, under the qualified Old Kent Thrift Plan. Supplemental, nonqualified programs are provided for executive officers. The objective of these programs is to provide retirement benefits and savings opportunities for executives in proportion to compensation without the constraints imposed by law on qualified plans.

     PERQUISITES. Old Kent's practice is to maintain a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to executive officers does not exceed the lesser of either $50,000 or 10% of each executive officer's respective annual salary and bonus.

Old Kent's various compensation and benefit programs, and the levels of compensation and benefits provided under those programs, are described in more detail below.

The following table shows certain information concerning the compensation of each of Old Kent's five most highly compensated executive officers (including its Chief Executive Officer) in the year ended December 31, 1997, for services rendered during each of the three years in the period then ended:

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                              COMPENSATION AWARDS
                                                            -----------------------
                                                                         NUMBER OF
                                                                         SECURITIES
                                  ANNUAL COMPENSATION       RESTRICTED   UNDERLYING
         NAME AND             ---------------------------     STOCK       OPTIONS        ALL OTHER
   PRINCIPAL POSITION(1)      YEAR   SALARY(2)   BONUS(2)   AWARDS(3)       (4)       COMPENSATION(5)
-----------------------------------------------------------------------------------------------------
David J. Wagner               1997   $650,000   $783,000     $313,950      63,000         $38,590
  Chairman of the Board,      1996    600,000    575,700      277,095      20,890          27,169
  President and Chief         1995    480,000    264,000      235,813      21,172          16,113
  Executive Officer
  of Old Kent

B.P. Sherwood, III            1997    385,000    390,315      165,506       7,632          22,435
  Vice Chairman of the        1996    360,000    305,600      147,810      10,450          17,631
  Board and Treasurer         1995    335,000    184,250      146,266      12,316          11,329
  of Old Kent

Robert L. Sadler              1997    385,000    390,315      165,506       7,632          22,870
  Vice Chairman of the        1996    360,000    298,175      147,810      10,450          17,757
  Board of Old Kent           1995    335,000    188,437      146,266      12,316          11,386
  and President and Chief
  Executive Officer of
  Old Kent Bank

Robert H. Warrington          1997    300,000    291,750      128,822      31,500          17,327
  Senior Executive Vice       1996    247,000    201,360      101,400       7,164          12,745
  President of Old Kent       1995    212,500    124,750       67,203       7,532           7,823
  and Chairman and
  Chief Executive Officer
     of Old Kent Mortgage
     Company

Kevin T. Kabat                1997    265,000    223,050      284,375      31,500          13,312
  Senior Executive Vice       1996    200,000    129,340       82,095       5,808           9,279
  President of Old Kent and   1995    170,000     72,875      171,875       6,248           6,008
  Chief Operating Officer
  of Old Kent Bank

-------------------------
(1) Capacities indicated are with Old Kent unless otherwise stated. Capacities indicated are those in which a majority of compensation was paid, and in the case of Messrs. Kabat and Warrington, do not reflect the executive officer's current position.

(2) Includes compensation deferred under the Old Kent Thrift Plan, the Old Kent Executive Thrift Plan and the Old Kent Deferred Compensation Plan. Bonus includes an annual incentive bonus and, for 1996 and 1997, a special incentive bonus in connection with Old Kent's reengineering program.

(3) Awards under the Deferred Stock Compensation Plan vest at the date of grant but participants have no right to the shares until 5 years after the date of grant. Participants in the Deferred Stock Compensation Plan also accrue earnings equal to dividends that would have been paid on shares deferred. Restricted stock awards vest after a number of years, not less than 4, specified in the award, subject to acceleration in certain circumstances. Officers who receive restricted stock awards are issued shares subject to forfeiture and receive dividends on those shares. The numbers of shares held or credited to the account of each named individual under these plans and the aggregate value of those shares as of December 31, 1997, are:

                                                                             AGGREGATE
                                       DEFERRED STOCK    RESTRICTED STOCK      VALUE
---------------------------------------------------------------------------------------
Mr. Wagner                                 64,591                  -         $2,559,424
Mr. Sherwood                               44,122                  -          1,748,324
Mr. Sadler                                 41,711                  -          1,652,809
Mr. Warrington                                  -             38,546          1,527,385
Mr. Kabat                                       -             31,894          1,263,800

(4) The number of shares shown is adjusted to reflect a 5% stock dividend and a 2-for-1 stock split.

(5) All other compensation includes (a) Old Kent's matching contributions under the Old Kent Thrift Plan, (b) Old Kent's matching contributions under the Old Kent Executive Thrift Plan, and (c) amounts paid by Old Kent for term life insurance. The amounts included for each such factor are:

                                                               EXECUTIVE            LIFE
                                          THRIFT PLAN         THRIFT PLAN         INSURANCE
-------------------------------------------------------------------------------------------
Mr. Wagner                                  $1,781              $34,949            $1,860
Mr. Sherwood                                 1,781               18,917             1,737
Mr. Sadler                                   1,781               19,229             1,860
Mr. Warrington                               1,781               14,278             1,268
Mr. Kabat                                    1,781               10,605               926

It is Old Kent's practice to award stock options annually to key policy-making members of management. Stock options have been an important component of Old Kent's executive compensation program for many years. Stock options are believed to help align the interests of senior management with the interests of shareholders by promoting stock ownership by executive officers and rewarding them for appreciation in the price of Old Kent's Common Stock. Stock options that were granted, exercised or outstanding during 1997 were granted under various stock option plans. All of Old Kent's stock option plans have been approved by Old Kent's shareholders.

Stock options entitle an executive to buy shares of Old Kent Common Stock during a specified time period at a specified price. Subject to restrictions imposed by the plans, the Compensation Committee in its discretion determines who will be granted options, how many shares will be the subject of options, the form of consideration that may be paid upon the exercise of an option, and the vesting terms of options. Although plan documents authorize stock appreciation rights, no stock appreciation rights were outstanding at the date of this proxy statement.

The following tables set forth information concerning stock options granted to and exercised by the specified individuals during the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                            -------------------------------------------------------
                                          PERCENT OF
                            NUMBER OF       TOTAL
                            SECURITIES     OPTIONS
                            UNDERLYING    GRANTED TO       EXERCISE
                             OPTIONS     EMPLOYEES IN       PRICE        EXPIRATION      GRANT DATE
NAME                        GRANTED(1)   FISCAL YEAR    (PER SHARE)(1)      DATE      PRESENT VALUE(2)
------------------------------------------------------------------------------------------------------
David J. Wagner               63,000        16.53%         $27.171        6/16/2007       $393,435
B. P. Sherwood, III            7,632         2.00           27.083        6/16/2007         47,502
Robert L. Sadler               7,632         2.00           27.083        6/16/2007         47,502
Robert H. Warrington          31,500         8.27           27.171        6/16/2007        196,718
Kevin T. Kabat                31,500         8.27           27.171        6/16/2007        196,718

-------------------------
(1) The per share exercise price of each option is equal to the market value of Common Stock on the date each option is granted. All outstanding options were granted for a term of 10 years. Options terminate, subject to certain limited exercise provisions, in the event of death, retirement, or other termination of employment. Options granted to Messrs. Wagner, Warrington and Kabat in 1997 vest in three equal installments, on the date of grant and the first and second anniversary of the date of grant. Options granted to Messrs. Sherwood and Sadler were fully vested at the date of grant. All options permit the option price to be paid by delivery of cash or other shares of Common Stock owned by the option holder, including shares acquired through the exercise of options. The number of shares underlying options and the exercise prices have been adjusted to reflect a 5% stock dividend and a 2-for-1 stock split.

(2) Based on the Black-Scholes option pricing model expressed as a ratio 6.245 (6.224 in the case of Messrs. Sadler and Sherwood) x number of shares. The actual value, if any, an option holder may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an option holder will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on assumptions that include
    (i) a stock price volatility of 20.0%, calculated using monthly stock prices for the three years prior to the grant date, (ii) a risk free rate of return of 6.24%, (iii) an expected average dividend yield of 2.5% (the dividend yield at the date of the grant), and (iv) an expected average option holding period of 5 years which approximates Old Kent's historical experience. No adjustments were made for the non-transferability of the options or to reflect any risk of forfeiture prior to vesting. The Securities and Exchange Commission requires disclosure of the potential realizable value or present value of option grants. Old Kent's use of the Black-Scholes model to indicate the present value of each grant is not an endorsement of this valuation method.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR END OPTION VALUES

                                                                  NUMBER OF
                                                                    SHARES             VALUE OF
                                                                  UNDERLYING         UNEXERCISED
                                                                 UNEXERCISED         IN-THE-MONEY
                                                                  OPTIONS AT          OPTIONS AT
                                                                   YEAR END            YEAR END
                                    NUMBER OF                   --------------    ------------------
                                 SHARES ACQUIRED     VALUE       EXERCISABLE/        EXERCISABLE/
NAME                             ON EXERCISE(1)     REALIZED    UNEXERCISABLE       UNEXERCISABLE
----------------------------------------------------------------------------------------------------
David J. Wagner                      27,392         $685,669    213,904/42,000    $5,154,447/523,068
Robert L. Sadler                     35,336          746,447          39,726/0             863,393/0
B. P. Sherwood, III                  18,082          186,914               0/0                   0/0
Robert H. Warrington                      0                0     41,386/21,000       899,246/261,534
Kevin T. Kabat                            0                0     45,792/21,000     1,084,406/261,534

-------------------------
(1) The number of shares shown is the gross number of shares covered by options exercised, adjusted to reflect a 5% stock dividend and a 2-for-1 stock split. Officers may deliver other shares owned or surrender shares receivable in payment of the option price and withholding taxes, resulting in a smaller net increase in their share holdings.

All officers and employees of Old Kent who satisfy eligibility requirements are participants in the Old Kent Retirement Income Plan, a qualified defined benefit plan. The Internal Revenue Code limits the maximum annual pension from a qualified plan. The executive officers named above and certain other management employees also participate in the Old Kent Executive Retirement Income Plan, a nonqualified retirement plan. Participants in the Executive Retirement Income Plan will receive supplemental retirement benefits equal to the difference between the benefits to which they are entitled under the Old Kent Retirement Income Plan and the benefits to which they would have been entitled under that plan as in effect on December 31, 1988, if those benefits were based on compensation, including compensation deferred by the executive, and if the annual limits on compensation and benefits and other applicable limits specified in the Code did not apply.

The following table illustrates the combined benefit levels of the Old Kent Retirement Income Plan and the Old Kent Executive Retirement Income Plan for Old Kent's executive officers if they retire at age 65 at the annual levels of average remuneration and years of service indicated:

                               PENSION PLAN TABLE

                                           YEARS OF BENEFIT SERVICE
      AVERAGE                     -------------------------------------------
REMUNERATION, AGE 65                 10         15         20      25 OR MORE
-----------------------------------------------------------------------------
     $  100,000                   $ 24,000   $ 36,000   $ 48,000    $ 60,000
        300,000                     72,000    108,000    144,000     180,000
        500,000                    120,000    180,000    240,000     300,000
        700,000                    168,000    252,000    336,000     420,000
        900,000                    216,000    324,000    432,000     540,000
      1,100,000                    264,000    396,000    528,000     660,000
      1,300,000                    312,000    468,000    624,000     780,000

The benefits shown in the table above will be reduced by 50% of primary social security payments. Compensation shown in the Summary Compensation Table above under the caption "Annual

Compensation" is representative of the most recent calendar year compensation used in calculating average remuneration for the Old Kent Retirement Income Plan and the Old Kent Executive Retirement Income Plan. As of December 31, 1997, Mr. Sherwood and Mr. Sadler each had 25 credited years of service (the maximum) under those plans, Mr. Wagner had 20, Mr. Warrington had 9, and Mr. Kabat had 16.

EXECUTIVE SEVERANCE AGREEMENTS

Old Kent has entered into executive severance agreements with the executive officers named in the Summary Compensation Table in this proxy statement. Each agreement provides severance benefits to the executive officer if, within 24 months after or 6 months before a "change of control" of Old Kent, Old Kent terminates the executive officer for reasons other than "cause," or the executive officer terminates the employment for good reason or because the successor company breaches the agreement. A "change of control" of Old Kent is deemed to have occurred if (i) any person or entity acquires beneficial ownership of 25% or more of the combined voting securities of Old Kent, (ii) the board of directors is not comprised of a majority of directors who were directors (or nominated to become directors) prior to the effective date of the change of control, (iii) Old Kent merges or consolidates with or into another entity where the voting securities of Old Kent fail to represent at least 60% of the voting power of the surviving entity, (iv) Old Kent sells or otherwise transfers assets or earning power totaling more than 50% of the assets or earning power of Old Kent (on a consolidated basis), or (v) Old Kent is completely liquidated or dissolved. An executive officer's termination of employment is for "good reason" if Old Kent or its successor assigns him duties materially inconsistent with his present duties, shifts his job location more than 50 miles, or reduces his base salary or participation in short- and long-term incentive, benefit and retirement plans. Each agreement has a 3-year term and is self-renewing for additional 1-year terms unless Old Kent notifies the executive officer of its termination of the agreement at least 6 months prior to its expiration. The Agreements provide severance benefits of a lump-sum payment equal to 3 years' salary and bonuses, plus health, deferred compensation, and retirement benefits for the 3-year period.

COMPENSATION OF DIRECTORS

Each director of Old Kent who is not compensated as an officer is paid an annual retainer of $17,000 and a fee of $1,000 for each meeting of the board of directors attended. Directors who serve on committees appointed by the board of directors are paid $1,000 for each committee meeting attended, and each committee chairman who is not compensated as an officer is paid an additional retainer of $4,000 per year. Directors are reimbursed for travel expenses for meetings attended. Each director of Old Kent may participate in the Old Kent Directors' Deferred Compensation Plan, a nonqualified deferred compensation program. This plan permits deferral of all or any portion of current directors' fees. Amounts deferred are credited with earnings as if the amounts had been invested as directed by plan participants from time to time among five funds substantially identical to the five funds available in the Old Kent Thrift Plan. One of those five funds is an Old Kent Common Stock fund. The amount accumulated by a director in the Old Kent Directors' Deferred Compensation Plan is paid upon the expiration of the director's term in a lump-sum or annual installments over a period of up to 10 years. As of April 1, 1998, half of each director's annual retainer will be deferred and credited to the Old Kent Common Stock fund under the Old Kent Directors' Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors and officers of Old Kent and their associates were customers of and had transactions with subsidiaries of Old Kent in the ordinary course of business between January 1, 1997, and February 28, 1998. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Old Kent's directors and officers to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors and officers are required by Securities and Exchange Commission regulations to furnish Old Kent with copies of all Section 16(a) reports they file. Based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Old Kent believes that, from January 1 through December 31, 1997, its directors and officers complied with all applicable filing requirements.

INDEPENDENT PUBLIC ACCOUNTANTS

The board of directors has selected Arthur Andersen LLP as Old Kent's principal accountant for 1998. Representatives of Arthur Andersen LLP will be present at the annual meeting, have an opportunity to make a statement, and be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS

Proposals of shareholders intended to be presented at the annual meeting scheduled to be held on April 19, 1999, must be received by Old Kent by November 4, 1998, to be considered for inclusion in its proxy statement and form of proxy relating to that meeting. Proposals of shareholders should be made in accordance with Securities and Exchange Commission Rule 14a-8.

                                   [FRONT]

                 OLD KENT FINANCIAL CORPORATION
PROXY            111 LYON STREET NW, GRAND RAPIDS, MICHIGAN 49503
                 ANNUAL MEETING OF SHAREHOLDERS - APRIL 20, 1998


                 The undersigned shareholder appoints David J. Wagner, William
L. Sanders, and Mary E. Tuuk, or any of them, each with the power to appoint his or her substitute, attorneys and proxies to represent the shareholder and to vote and act with respect to all shares that the shareholder would be entitled to vote on all matters that come before the annual meeting of shareholders of Old Kent Financial Corporation referred to above or any adjournment of that meeting.

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THIS PROXY IS PROPERLY EXECUTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR ELECTION OF ALL NOMINEES NAMED ON THIS PROXY AS DIRECTORS AND FOR APPROVAL OF THE PROPOSAL IDENTIFIED ON THIS PROXY. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY COME BEFORE THE MEETING.


                                        Please sign exactly as your name
                                        appears on this proxy.  If signing for
                                        estates, trusts, or corporations, title
                                        or capacity should be stated.  IF
                                        SHARES ARE HELD JOINTLY, EACH HOLDER
                                        SHOULD SIGN.

                                        Signature X
                                                   -----------------------------




                                        Signature X
                                                   -----------------------------



                                              Date
                                                  ------------------------, 1998

                                   [BACK]

1.       Election of Directors.

         [   ]   FOR all nominees listed below              [   ]   WITHHOLD AUTHORITY to
                 (except as indicated below)                        vote for all nominees listed below


                 John D. Boyles                 David J. Wagner
                 Richard M. DeVos, Jr.          Margaret Sellers Walker          YOUR BOARD OF DIRECTORS
                 Kevin T. Kabat                 Robert H. Warrington             RECOMMENDS THAT YOU VOTE FOR
                 John P. Keller                                                  ALL NOMINEES.




(Instruction: To withhold authority for any individual nominee, write that nominee's name in the space provided below.)





2. Proposal to Approve an Amendment to the Restated Articles of Incorporation to Increase the Number of Authorized Shares.

         [   ]   VOTE FOR               YOUR BOARD OF DIRECTORS RECOMMENDS
         [   ]   VOTE AGAINST            THAT YOU VOTE FOR THIS PROPOSAL.
         [   ]   ABSTAIN



                IMPORTANT!  - PLEASE DATE AND SIGN THE OTHER SIDE